Exhibit 3.2

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

ATLAS HOLDINGS LTD.

UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, Sarah Pybus, Secretary of Seaspan Corporation, being the sole member of Atlas Holdings Ltd., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Articles of Incorporation of said Corporation hereby certify:

1.	The name of the Corporation is: ATLAS Holdings Ltd.

2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 1ST day of October, 2019.

3.	Section A of the Articles of Incorporation is hereby amended as follows:

The name of the Corporation shall be: Atlas Corp.

4.	The amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 7th day of October, 2019.

/s/ Sarah Pybus
Authorized Person
Sarah Pybus, Secretary